January 14, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Eauker Minerals, Inc. on Form S-1 of our audit report, dated December 20, 2012 relating to the accompanying balance sheet as of August 31, 2012, and the related statements of operations, stockholders’ equity, and cash flows from inception (July 1, 2011) to August 31, 2012 which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith LLC

/s/ De Joya Griffith LLC

Henderson, NV

January 14, 2013